Filed pursuant to Rule 424(b)(3)
                                        SEC File No. 333-46577



                  TRICO MARINE SERVICES, INC.

          SUPPLEMENT TO PROSPECTUS DATED MARCH 6, 1998

     The Offer to Exchange all outstanding 8-1/2% Senior Notes due 2005, Series E issued by Trico Marine Services, Inc. for 8-1/2% Senior Notes due 2005, Series F has been extended to 5:00 p.m., New York City time, on April 15, 1998. Any 8-1/2% Senior Notes due 2005, Series E previously tendered will remain subject to the exchange offer unless withdrawn.

               This Supplement is dated April 8, 1998.